NTN COMMUNICATIONS, INC.

                           SENIOR FINANCIAL OFFICERS'

                                 CODE OF ETHICS

INTRODUCTION.

This Code of Ethics for Senior Financial Officers (the "Code") has been adopted by the Board of Directors of NTN Communications, Inc. (the "Company") to promote honest and ethical conduct, proper disclosure of financial information in the Corporation's periodic reports, and compliance with applicable laws, rules, and regulations by the Company's senior officers who have financial responsibilities.

APPLICABILITY.

As used in this  Code,  the  term  "Senior  Financial  Officer"  shall  mean the
Company's: Chief Executive Officer; Chief Financial Officer; and Vice President & Controller.

PRINCIPLES AND PRACTICES.

In performing his or her duties, each Senior Financial Officer must:

     (1) maintain high standards of honest and ethical conduct and avoid any actual or apparent conflict of interest between personal and professional relationships as defined in the Company's Code of Values;

     (2) report to the Board of Directors any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to a conflict;

     (3) provide, or cause to be provided, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

     (4) comply and take all reasonable actions to cause others to comply with applicable governmental laws, rules, and regulations; and

     (5) promptly report violations of this Code to the Board of Directors.

Each Senior Financial Officer must also comply with the Code of Values applicable to the Company's directors, officers, and employees generally.

WAIVER.

Any request for a waiver of any provision of this Code must be in writing and addressed to the Board of Directors. Any waiver of this Code will be disclosed promptly on Form 8-K or any other means approved by the Securities and Exchange Commission.

COMPLIANCE AND ACCOUNTABILITY.

The Board of Directors will assess compliance with this Code and determine appropriate action for any material violations.

APPROVED February 18, 2003